Exhibit 99.1

FG Financial Group, Inc. Reports Fourth Quarter and Full-Year 2021 Financial Results

3/30/2022

Company Continues to Advance SPAC Strategy and Grow Re-Insurance Premiums

ST. PETERSBURG, FL — FG Financial Group, Inc. (Nasdaq:FGF) (the “Company”), a reinsurance and investment management holding company focused on opportunistic collateralized and loss capped reinsurance, while allocating capital in partnership with Fundamental Global® to SPAC and SPAC sponsor-related businesses, today announced results for the fourth quarter and full-year ended December 31, 2021.

FG Financial Group CEO Larry Swets, Jr. commented, “The fourth quarter caps a successful year for FG Financial in which we made significant progress executing against our strategy to grow intrinsic value with a long-term focus on our complementary SPAC and reinsurance businesses. In the fourth quarter, our reinsurance business continued to perform well. We are maintaining a patient and disciplined approach, and continue to look for new opportunities which align with our underwriting standards in order to grow our reinsurance business. Our SPAC business also continues to perform well. During the fourth quarter, Aldel Financial completed its business acquisition with Hagerty. Hagerty was our second SPAC deal after the OppFi merger earlier in the year.”

Select 2021 Fourth Quarter and Full-Year Financial Results and Highlights

Net loss attributable to common shareholders for the fourth quarter increased to $3.8 million, or $(0.66) per fully diluted share, compared to a loss of $2.4 million, or $(0.47) per fully diluted share for the fourth quarter of 2020. Net loss attributable to common shareholders for the full-year period was $10.2 million, or $(1.96) per fully diluted share compared to a net loss of $23.9 million or $(4.15) per fully diluted share for 2020.

The Company’s 2021 fourth quarter and full year financial results included:

●	Net premiums earned increased to $2.6 million from $0 in the fourth quarter of last year and grew sequentially as compared to $1.1 million in the third quarter of 2021. Net premiums earned in 2021 was $4.9 million.

●	Net investment income for the year was $2.5 million compared to a net investment loss of $17.3 million in the prior year. During the third quarter, FG New America Acquisition Corp. consummated its business combination with OppFi, Inc., a leading financial technology platform that powers banks to offer accessible products to everyday consumers. Additionally, in December Aldel Financial completed its business combination with Hagerty, an automotive enthusiast brand offering a specialty automotive insurance platform built upon a membership organization for car lovers.
●	In the fourth quarter, the Company received $5.0 million upon the liquidation of its investment in Metrolina. This represented a return of approximately $1.0 million on its original $4.0 million investment.
●	The Company paid the 8% Series A Preferred Share dividend of $0.45 million, which represents the Company’s 15th consecutive quarter of paying the full dividend due on the Preferred shares since their issuance in February 2018.
●	General and administrative expense was $2.5 million and $9.2 million for the three month and full year periods, respectively.

Balance Sheet Highlights

As of December 31, 2021, key balance sheet items included:

●	Cash and cash equivalents of $15.5 million.
●	Investments of $15.5 million primarily comprised of FedNat common stock of $1.4 million, Oppfi having an estimated fair value of $3.6 million, and Hagerty having an estimated fair value of $8.4 million.
●	Total shareholders’ equity of $34.0 million.

Swets, Jr. continued, “During the fourth quarter we strengthened our balance sheet with a rights offering and a public offering of our common stock, which allow us to allocate capital and drive value for shareholders. Our financial results over the course of the year demonstrate our disciplined strategic approach for creating shareholder value over the longer term.”

FG Financial Group, Inc.

FG Financial Group, Inc. is a reinsurance and investment management holding company focused on opportunistic collateralized and loss capped reinsurance, while allocating capital in partnership with Fundamental Global® to SPAC and SPAC sponsor-related businesses. The Company’s principal business operations are conducted through its subsidiaries and affiliates.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “can,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “evaluate,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probable,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “view,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. In particular, discussions and statements regarding the Company’s future business plans and initiatives, are forward-looking in nature. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, and may impact our ability to implement and execute on our future business plans and initiatives. Management cautions that the forward-looking statements in this release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation: market conditions and risks associated with our inability to identify and realize business opportunities, and the undertaking of any new such opportunities, general conditions in the global economy, including the impact of health and safety concerns from the current outbreak of the COVID-19 coronavirus; our lack of operating history or established reputation in the reinsurance industry; our inability to obtain or maintain the necessary approvals to operate reinsurance subsidiaries; risks associated with operating in the reinsurance industry, including inadequately priced insured risks, credit risk associated with brokers we may do business with, and inadequate retrocessional coverage; our inability to execute on our investment and investment management strategy, including our strategy to invest in real estate assets; potential loss of value of investments; risk of becoming an investment company; fluctuations in our short-term results as we implement our new business strategy; risks of not being unable to attract and retain qualified management and personnel to implement and execute on our business and growth strategy; failure of our information technology systems, data breaches and cyber-attacks; our ability to establish and maintain an effective system of internal controls; our limited operating history as a publicly traded company; the requirements of being a public company and losing our status as a smaller reporting company or becoming an accelerated filer; any potential conflicts of interest between us and our controlling stockholders and different interests of controlling stockholders; potential conflicts of interest between us and our directors and executive officers; volatility or decline of the shares of FedNat Holding Company common stock received by us as consideration in the Asset Sale or limitations and restrictions with respect to our ownership of such shares; risks of being a minority stockholder of FedNat Holding Company; and risks of our inability to continue to satisfy the continued listing standards of the Nasdaq following completion of the Asset Sale.

INVESTOR RELATIONS:

IMS Investor Relations

John Nesbett/Jennifer Belodeau

(203) 972-9200

fgfinancial@imsinvestorrelations.com

FG FINANCIAL GROUP, INC. Consolidated Balance Sheets ($ in thousands, except per share data)

	December 31, 2021	December 31, 2020
ASSETS
Equity securities, at fair value (cost basis of $14,495 and $20,751, respectively)	$1,421	$8,542
Other investments (includes $0 and $4,013 held by the Company’s previously consolidated VIE, respectively)	14,040	9,346
Cash and cash equivalents (including $0 and $987 held by the Company’s previously consolidated VIE, respectively)	15,542	12,132
Deferred policy acquisition costs	786	–
Reinsurance balances receivable	3,853	–
Funds deposited with reinsured companies	4,442	2,444
Current income taxes recoverable	–	1,724
Other assets	745	517
Total assets	$40,829	$34,705

LIABILITIES
Loss and loss adjustment expense reserves	$2,133	$–
Unearned premium reserves	3,610	–
Accounts payable	502	455
Other liabilities	575	57
Total liabilities	$6,820	$512

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par and liquidation value, 1,000,000 shares authorized; 894,580 and 700,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively	$22,365	$17,500
Common stock, $0.001 par value; 100,000,000 and 10,000,000 shares authorized; 6,497,205 and 6,269,821 shares issued as of December 31, 2021 and 2020, respectively, and, 6,497,205 and 4,988,310 shares outstanding as of December 31, 2021 and 2020, respectively	6	6
Additional paid-in capital	46,037	47,065
Retained earnings (accumulated deficit)	(34,399)	(24,193)
	34,009	40,378
Less: treasury stock at cost, 0 and 1,281,511 shares as of December 31, 2021 and 2020, respectively	–	(6,185)
Total shareholders’ equity	34,009	34,193
Total liabilities and shareholders’ equity	$40,829	$34,705

FG FINANCIAL GROUP, INC. Consolidated Statements of Operations ($ in thousands, except share and per share data)

	Three months ended December 31, (Unaudited)		Year ended December 31,
	2021	2020	2021	2020
Revenue:
Net premiums earned	$2,644	$–	$4,864	$–
Net investment income (loss)	(247)	(267)	2,545	(17,260)
Other income	39	25	186	104
Total revenue	2,436	(242)	7,595	(17,156)

Expenses:
Net losses and loss adjustment expenses	2,445	–	4,338	–
Amortization of deferred policy acquisition costs	774	–	1,407	–
General and administrative expenses	2,484	1,756	9,183	5,966
Total expenses	5,703	1,756	14,928	5,966

Loss from continuing operations before income tax benefit	(3,267)	(1,998)	(7,333)	(23,122)
Income tax benefit from continuing operations	–	–	–	(665)
Net loss from continuing operations	$(3,267)	$(1,998)	(7,333)	(22,457)
Discontinued operations:
Gain from sale of former insurance business	–	–	(145)	–
Net income from discontinued operations	–	–	(145)	–
Net loss	$(3,267)	$(1,998)	$(7,188)	$(22,457)

Income attributable to noncontrolling interest	91	–	1,326	–
Dividends declared on Series A Preferred Shares	447	350	1,692	1,400
Loss attributable to common shareholders	$(3,805)	$(2,348)	$(10,206)	$(23,857)

Basic and diluted net earnings (loss) per common share:
Continuing operations	$(0.66)	$(0.47)	$(1.99)	$(4.15)
Discontinued operations	–	–	0.03	–
Loss per share attributable to common shareholders	$(0.66)	$(0.47)	$(1.96)	$(4.15)

Weighted average common shares outstanding:
Basic and diluted	5,808,129	4,962,955	5,212,772	5,746,259